UNITED STATES

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Washington, D.C. 20549

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Booking Holdings Inc.

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[Form of email communication sent to certain institutional investors in advance of the 2021 Annual Meeting of Stockholders]

Dear [Stockholder],

Booking Holdings Inc.’s 2021 Annual Meeting of Stockholders is scheduled for Thursday, June 3, 2021. In connection with this event, I wanted to reach out and make you aware that we have filed our Proxy Statement, which can be found at https://ir.bookingholdings.com/investor-relations. Additionally, we encourage you to view our 2020 Sustainability Report, which can be found at https://www.bookingholdings.com/sustainability/, and includes an overview of the Company’s commitment to sustainability, including diversity and inclusion and sustainable travel. As one of our largest investors, I am writing to request an opportunity to speak with you about our executive compensation program and other matters to be voted upon at our Annual Meeting, which include five board proposals and three stockholder proposals, as itemized below.

Board Proposals

1. Election of eleven directors

2. Non-binding advisory vote on executive compensation (Say on Pay)

3. Amendments to the Company’s 1999 Omnibus Plan

4. Ratification of Independent Auditor

5. Board proposal to allow stockholders the right to act by written consent

Stockholder Proposals

6. Non-binding stockholder proposal to allow stockholders the right to act by written consent

7. Non-binding stockholder proposal requesting the Company to issue a climate transition report

8. Non-binding stockholder proposal requesting the Company to hold an annual advisory vote on the Company’s climate policies and strategies

We believe these are important issues for our stockholders and would appreciate the opportunity to discuss them with you. We recognize that this is a busy time of year for your team but appreciate your scheduling time to speak with us.

We look forward to speaking with you soon.

Shareholder Engagement May 2021 1

Disclaimer 2 Special Note Regarding Forward-Looking Statements This presentation contains forward-looking statements. These forward-looking statements reflect our views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, our actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents we file or furnish from time to time with the Securities and Exchange Commission (the "SEC" or the "Commission"), particularly our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 24, 2021, our quarterly reports on Form 10-Q and current reports on Form 8-K.

Agenda • Business Overview and Response to COVID-19 • Executive Compensation • Corporate Governance • Sustainability • Voting Items • Appendix: Non-GAAP Financial Information 1 2 3 4 5 3 6

Business Overview and Response to COVID-19 4

20,300 employees as of December 31, 2020 Portfolio of Leading Brands Booking Holdings Overview 5 Our mission is to make it easier for everyone to experience the world World’s leading brand for booking online accommodation reservations (based on room nights booked) A leading brand for booking online rental car reservations A leading brand in the U.S. offering online travel reservation services for booking hotels, rental cars and airline tickets, as well as vacation packages and cruises A leading brand in the Asia Pacific region for booking online accommodations A leading online meta-search brand to research and compare travel prices A leading online restaurant reservation brand As of December 31, 2020: ✓$92 Billion Market Capitalization ✓All-time High Closing Stock Price ($2,227) Operates in over 220 countries & territories and in over 40 languages

History of Strong Top-Line Growth Prior to 2020 6 (1) Gross Profit shown for 2015 – 2017. Revenue(1) Room Nights (figures in millions) (figures in billions) -58% vs. 2019 -55% vs. 2019 ✓ As a result of the unprecedented disruption to the global travel industry from the COVID-19 Pandemic in 2020, Room Nights booked through our platforms declined 58% year-over-year in 2020, which drove a year-over-year decline in Revenue of 55%

Adj. EBITDA(1) History of Strong Profitability and Cash Flow 7 Cash Flow from Operations GAAP Net Income (figures in billions) (figures in billions) -99% vs. 2019 (1) Adjusted EBITDA is a “Non-GAAP financial measure,” (NFM), as such term is defined by the SEC, and may differ from Non-GAAP financial measures used by other companies. See the appendix for a reconciliation of GAAP net income to Adjusted EBITDA. (2) Free Cash Flow is a NFM as such term is defined by the SEC, and may differ from Non-GAAP financial measures used by other companies. See the appendix for a reconciliation of net cash provided by operating activities to Free Cash Flow Free Cash Flow(2) (figures in billions) (figures in billions) -85% vs. 2019 Remained Profitable in 2020

✓ 2020 presented the biggest disruption to modern global travel the world has ever seen due to the COVID-19 pandemic and the resulting implementation of travel restrictions and bans by governments throughout the world ✓ We took several actions to mitigate the impact of the pandemic on (1) our employees, (2) our travelers and partners, and (3) our business: 1. Our Employees ○ We quickly closed offices and smoothly transitioned to a distributed work environment to protect the health and safety of our employees ○ In addition to reminding employees of existing support like our Employee Assistance Plan, our Brands deployed various programs and initiatives to support employee well-being ranging from an expanded offering of Headspace, to enhanced sick time/leave policies, to customized work-life flexibility 2. Our Travelers and Partners ○ We worked closely with travelers and supply partners to process the unprecedented level of travel changes and cancellations ○ Helped partners navigate through all the health & safety instructions with handbooks and educational materials 3. Our Business (Business Continuity and Resiliency) ○ In the early days of the pandemic, we took steps to bolster our liquidity and preserve cash by halting stock buybacks, cutting non-essential costs, and raising over $4 billion through a debt offering ○ We took actions at all of our brands in 2020 to reduce the size of our workforce to better align our cost structure with the demand environment ○ We remained profitable despite the extremely challenging top-line environment in 2020 and generated $59 million in GAAP Net Income and $879 million in Adjusted EBITDA(1) (compared to $4.9 billion in GAAP Net Income and $5.9 billion in Adjusted EBITDA for the full-year 2019) ○ We continued building towards our long-term Connected Trip strategy, which we believe will improve the customer experience on our platform and drive enhanced loyalty and frequency over time ○ We have remained active in performance marketing channels, adapting our approach to the uncertain environment, and will leverage our learnings from the past year to capture demand as it returns in these channels 8 Booking Holding’s Response to COVID-19 (1) Adjusted EBITDA is a “Non-GAAP financial measure,” as such term is defined by the SEC, and may differ from Non-GAAP financial measures used by other companies. See the appendix for a reconciliation of GAAP net income to Adjusted EBITDA.

Executive Compensation 9

(1) Source: Mercer (2) Stock-based compensation (“SBC”) expense as a percentage of pre-SBC Adjusted EBITDA. Executive Summary ● Our current/potential dilution at the end of 2019 were the 2nd-lowest among our peer group(1) ● Our 3-year average run rate from 2017-2019 was significantly lower than the peer group 25th percentile. The 2020 run rate will likely be positioned at the 25th percentile(1) ● Our 1-year burn rate was 0.64% in 2020 (based on 2019 grants)(1) For many years, the Compensation Committee has used the following guiding principles when setting executive compensation and establishing our executive compensation programs: ● Performance-based: executive officers should be compensated primarily on performance ● Alignment with interests of stockholders: the programs should align the interests of executives with those of stockholders by incentivizing management through performance metrics that are likely to increase long-term stockholder value ● Retention: the programs should help us attract and retain key management talent ● Consistency: the programs should be consistent over time to enable executive officers to implement a long-term strategy and reward them if they achieve long-term results ● Business focused: the programs aim to compensate executive officers primarily for their management of the business and to try and mitigate the impact of external factors, such as currency fluctuations ● Risk management: the programs should incentivize appropriate risk taking while deterring excessive or inappropriate risk taking 10 Philosophy and Objectives Responsible Use of Equity “Say-on-Pay”: stockholder votes have all been at least ~90% “For” to date (94.8% for 2020)

SBC Expense as a % of Market Cap.(2) SBC Expense as a % of EBITDA(1) (1) Stock-based compensation (“SBC”) expense as a percentage of pre-SBC Adjusted EBITDA. (2) SBC expense as a percentage of market capitalization as of December 31st of each respective year. 11 History of Responsibly Using Equity: BKNG vs. Peers

12 ✘ We Do Not ✓ We Do ✓ Tie Pay to Performance ✓ Use “double triggers” in our severance agreements and equity awards ✓ Have significant stock ownership guidelines ✓ Have a clawback policy ✓ Conduct an annual risk assessment of our executive officer compensation program ✓ Cap the bonus pool from which senior executives’ individual cash bonuses are paid ✓ Conduct an annual stockholder engagement process ✓ Conduct formal executive succession planning ✘ Provide change in control severance tax gross-ups and do have a policy against future such arrangements ✘ Permit stock option repricing without stockholder approval ✘ Provide significant executive-only perquisites ✘ Permit hedging or pledging of our stock by our directors and executive officers Key Compensation Policies

● Above market target bonus percentages ● 190% - 250% for our NEOs Compensation Philosophy: Pay for Performance Variable compensation, tied to Company and individual performance, is the lever that adjusts total compensation Short-Term Incentive Base Salary Other Long-Term Incentive ● Below market base salaries ○ Typically remain flat and unadjusted for market changes and inflation ● CEO base salary 25% lower than the market P50 ● CFO base salary 22% below market P50 ● GC base salary 28% lower than market P50(1) ● Target LTI is typically at market, but designed to provide a significant compensation opportunity tied to: ○ Long-term financial performance ○ Increases in our stock price over a period of several years ○ PSUs: 0 - 2X, 3-year cliff vesting ● No material perquisites (e.g., no planes, cars, security, financial services, country clubs, etc.) (1) Source: Mercer 13

14 100% 3-year cliff vesting PSUs Payment range 0x - 2x At the beginning of 2020, we had expected to measure NEO performance based on two financial metrics: Compensation EBITDA and Compensation Revenue Pay for Performance The program has historically been substantially performance based, combining short-term and long-term elements and is based on metrics that promote both stockholder value creation and short-term and long-term executive accountability 2019 CEO Target Compensation Mix 2019 Current Executive Officers Target Compensation Mix Performance-Based Compensation Performance-Based Compensation 96% 91% 9% 4%

15 2020 Executive Compensation Decisions Due to our inability during 2020 to reasonably project future business performance - especially over a long period such as three years - and set appropriate financial performance goals for three-year PSUs, the compensation program originally planned for 2020 quickly became obsolete and the Compensation Committee had to rethink the structure of our executive officer compensation program Base Salary Short Term Incentive Long Term Incentive ● Mr. Fogel voluntarily declined his salary beginning in March ● Mr. Goulden & Mr. Millones voluntarily reduced their salaries by 20% from June through the end of 2020 ● Mr. Fogel received no bonus for 2020 ● Mr. Goulden & Mr. Millones received bonuses of 70% of their targets ($882 thousand and $705 thousand, respectively) ○ The Compensation Committee decided to fund the bonus pool at 70% of target without regard to the outcome of the bonus plan originally adopted, believing that 70% reflected the appropriate balance between reward /retention and overall financial outcomes ● This followed 2019, where each Mr. Fogel, Mr. Goulden, and Mr. Millones voluntarily declined a bonus, despite strong performance ● Mr. Fogel was awarded $7 million in RSUs (vs. PSUs) ○ Represented 50% of the grant date value of 2019 PSU award ● Mr. Millones was awarded $2.25 million in RSUs (vs. PSUs) ○ Represented 50% of the grant date value of 2019 PSU award ● Mr. Goulden received: ○ “Strategic PSU” award with nominal value of $10 million for retention purposes ○ “Strategic PSU” award with nominal value of $7 million (LTI for 2020)

2020 CEO Compensation Comparison 16 Booking Holdings All Peer Average (excl. ABNB)(1) All Peer Median (excl. ABNB)(1) Salary(2) $750,000 $1,046,403 $1,000,000 Target Bonus(2) 250% 161% 175% Actual Bonus $0 $3,258,268 $2,094,000 2020 LTI $6,954,041 $23,765,519 $21,500,000 All Other Comp. $30,707 $3,100,983 $183,440 Target Total Comp. $9,609,748 $29,252,488 $25,577,341 Actual Total Comp. $7,734,748 $29,813,561 $25,827,341 (1) Source: Mercer. ABNB is not included as the company has not yet been formally added to the Company’s peer group. Actual Total Comp. for the CEO of ABNB in 2020 was $120,099,075. (2) Forward-looking salary and bonus target disclosures captured where possible

17 David Goulden - 2020 LTI When Granted Nominal Value $10 million Rationale November 2020 $7 million Long Term Incentive Award for 2020 August 2020 Special PSU awards (“Strategic PSUs”) were designed uniquely for Mr. Goulden - the goals relate to improvements & specific milestones in the areas of Real Estate, Procurement, Restructuring, Talent-Sourcing, Payments and stock price appreciation (0x - 2x as in prior years) Retention ● At the time of the grant, Mr. Goulden’s outstanding 2018 and 2019 PSUs (first two PSU awards he received at the Company) were expected to result in in the issuance of zero shares - Mr. Goulden is a newer executive who had not been with the Company long enough to have benefited from any long term incentive payout ● Mr. Goulden had voluntarily refused a bonus for 2019, despite strong Company and personal performance; 2020 bonus was 70% of target ● The Compensation Committee recognized Mr. Goulden’s critical and expanding role in the Company’s strategy and finance transformation and his oversight of COVID-19 related efforts. He was overseeing the critical and complex global restructuring efforts resulting from the COVID-19 pandemic in addition to the Company’s global finance transformation efforts to strengthen our internal systems ● We compete for leading finance talent with industries and other technology companies that have not been severely and negatively impacted by the COVID-19 pandemic; retaining Mr. Goulden, who has over 35 years of experience in the technology industry across a number of additional functions including Operations, Marketing, Strategy, Product Development and Corporate Development, was critically important during this time

● Unlike most companies, which typically grant a mixture of RSUs and PSUs, our historical annual NEO long-term incentive programs were 100% PSU-based, which meant that all of the long term incentive awards were “at risk” for our executives (0x - 2x) ● With the outbreak of the COVID-19 pandemic, which was unforeseen and beyond the control of the NEOs, the extremely unlikely scenario that all of our NEOs’ long-term incentive awards would fail to pay out would have come to pass if the Board had not made the modifications to the 2018 and 2019 PSUs 18 Modifications to Prior Year PSUs Prior to the pandemic, the 2018 and 2019 PSUs were projected to payout at 2x and 1x the target shares, respectively PSU Grant Rationale Other Factors Considered Payout Factor Modified to: 2018 2019 1.33x 0.33x ● Two years/two months of strong performance during the 3 year performance cycle (2018-2019-2020) ● Board believed that this approach was fair and appropriate given it represented 2/3rds of the pre-COVID projected payout (2 years of performance at 2x and 1 year at 0x) ● The extraordinary leadership of the NEOs managing the Company through the unprecedented and extremely challenging year of the pandemic ● The strong financial and operational performance of the Company prior to the pandemic and subsequent stock price recovery ● The Company’s performance during 2020 amid and in response to the pandemic ● The pay program disruptions resulting from the pandemic ● The critical retention incentives inherent in the PSUs ● Board believed this approach was fair and appropriate given it represented 1/3rd of the pre-COVID projected payout (1 year of performance at 1x and 2 years at 0x)

19 Decisions taken for 2021 While the 2021 equity awards will be described more fully in our 2022 proxy statement: ● The program was modified to include a mix of PSUs and RSUs ● On a one-time basis, the Compensation Committee provided for certain additional shorter-term PSUs (1-year and 2-year PSUs) designed to: ○ Increase the retention incentives for the NEOs during the period before the 3-year PSUs granted in 2021 vest in 2024 ○ Enable the Compensation Committee to set appropriate performance targets given the continued uncertainty resulting from the pandemic ● The 2021 PSUs have annual performance targets and the 3-year PSUs have a relative Total Shareholder Return modifier ● Collectively, the 2021 awards are meaningfully larger than our annual equity awards would have been without the issues resulting from the pandemic ● The Board and Compensation Committee felt these larger performance-based awards were appropriate and in the best interests of stockholders given: ○ The potential risk to stockholders if we were to lose the services of our NEOs during the remainder of the pandemic and the recovery, recognizing the competitive nature of executive talent and the high potential demand for our executives 2021 Long Term Incentives

Corporate Governance 20

Corporate Governance

The Booking Holdings Board of Directors Nominees



Bob Mylod	Charles Noski	Glenn Fogel	Timothy Armstrong	Mirian Graddick-Weir	Wei Hopeman	Nicholas Read	Thomas Rothman	Bob van Dijk	Lynn Vojvodich	Vanessa Wittman
Managing Partner, Annox Capital Management	*Retired Vice Chairman, Bank of America Corporation*	*Chief Executive Officer, Booking Holdings Inc.*	*Founder and CEO, dtx company*	*Retired EVP, Human Resources, Merck*	*Managing Partner of Arbor Ventures*	*CEO, Vodafone Group Plc*	*Chairman, Sony Pictures Entertainment Motion Pictures Group*	*CEO, Naspers*	*Retired EVP and Chief Marketing Officer, Salesforce*	*CFO, Glossier*
Chair of the Board	**Lead Independent Director**	**Director**	**Director**	**Director**	**Director**	**Director**	**Director**	**Director**	**Director**	**Director**



Board Diversity*
4
WOMEN
2
OF WHOM ARE OF COLOR
11
MEMBERS
7
MEN
Tenure*
SHORT TERM < 4 YEARS
5
MEDIUM TERM 4-8 YEARS
4
LONG TERM > 8 YEARS
2
3
FINANCIAL EXPERTS ON THE AUDIT COMMITTEE*
57 years
AVERAGE AGE*
Director Qualifications
LEADERSHIP
8
FINANCE
8
GLOBAL BUSINESS
11
HUMAN RESOURCES
1
INTERNET / E-COMMERCE
6
SALES AND MARKETING
3
TRAVEL
2

* Immediately following the Annual Meeting assuming all nominees are elected.

Corporate Governance Highlights

- Our Board exhibits a strong mix of desired attributes, including business experience, tenure, age, diversity and independence
- Independent Chair and Lead Independent Director
- Board has undergone a significant and deliberate refreshment process that included the planned retirement of long-tenured directors and the addition of 6 new independent directors in the past 5 years
- Board plays active role in oversight of the Company's strategy and its response to the COVID-19 pandemic

BOOKING HOLDINGS

21

Sustainability 22

23 We believe we have a responsibility to help ensure the world remains worth experiencing and to promote a more sustainable travel industry - culturally, environmentally and socioeconomically. Facilitating sustainable travel ● We are supporting our partners’ efforts to make their products and operations more sustainable through knowledge-sharing events and educational resources ● We have made it easier for partners to share sustainability data through the Booking.com partner platform and have begun showing this information to consumers ● We published a sustainability handbook available to partners that shares the benefits of adopting sustainable practices and tips for adopting them Making sustainable travel choices easier for consumers ● Based on our own research and business insight, we know that many consumers are increasingly focused on making sustainable travel choices but struggle to do so likely because of lack of understanding of what constitutes sustainable travel or because finding these offerings is difficult ● In 2020, KAYAK launched its Least CO2 sorter in several countries, which enables consumers to see the environmental impact of their flight Reducing our operational environmental footprint ● Our strategy to reduce our environmental footprint in our own operations is rooted in renewable energy procurement, the business travel program and waste processing. While many of our carbon reduction initiatives were impacted by pandemic-related office closures and the halt of business travel, we continued to prioritize climate initiatives ● In 2020, Booking Holdings achieved carbon neutrality in its operations ● In order to offset operational emissions, we purchased Gold Standard and Verified Carbon Standard certified projects that contribute to the long-term sustainability of the industry Sustainability

24 We aspire to reflect the dynamic populations of our customers and the destinations we help people visit as we work together to make it easier for everyone to experience the world. Leadership at the Top ● NCG Committee has a policy to consider diversity as a factor in recommending persons for election or appointment to the Board ● As of the Annual Meeting, 36% of the Board are women and 2 of our Board leadership positions are held by women ● As of the Annual Meeting, 2 out of 11 directors are racially or ethnically diverse ● Diversity and Inclusion steering committee guides diversity, inclusion and belonging strategy throughout the Company Diversity, Inclusion and Belonging ● As of December 31, 2020, approximately 50% of our employees were women, approximately 22% of our technology positions were filled by women and approximately 30% of our extended leadership team ● Examples of our employee diversity resource groups include: LGBTQ+; Gender equality; Differing physical abilities and neurodiversity needs; and BIPOC Community ● We have deployed learning resources to help managers better understand how we can stand together against racial injustice ● We are committed to pay equity, regardless of gender, race or ethnicity. We conduct pay equity studies every other year and in the off years, we work on remediation plans to address outliers Attraction, Development and Retention ● We reviewed and adjusted our talent attraction strategies to advance inclusive hiring practices ● Our Women in Leadership program aims to build a pipeline of gender diverse talent by focusing on career development for high performing women ● While specifics vary by brand, in the United States, our employee benefit plans generally include: benefits for infertility treatment, gender reassignment surgery, gender-neutral domestic partners and paid parental leave ● Employee volunteer programs created avenues to serve causes around social justice Sustainability - Diversity and Inclusion

Voting Items 25

Voting Items 26 Proposal Board Recommendation 1 Election of Directors ✓ Please vote FOR each of the Board of Directors’ nominees 2 Advisory Vote to Approve 2020 Executive Compensation ✓ Please vote FOR the Company’s Say on Pay 3 Management Proposal to Amend the Company’s Equity Compensation Plan ✓ Please vote FOR the amendment to the Company’s Equity Compensation Plan ● Not requesting additional shares 4 Ratification of Deloitte & Touche LLP as Independent Registered Public ✓ Please vote FOR ratification of Deloitte and Touche LLP for year ending December 31, 2021 5 Management Proposal to Allow Stockholder the Right to Act by Written Consent ✓ Please vote FOR management’s proposal to amend certificate of incorporation to allow stockholders the right to act by written consent ● Written consent with procedural safeguards to ensure adequate notice, transparency, information and timeframes that provides stockholders with equitable and transparent process 6 Stockholder Proposal Requesting Right of Stockholders to Act by Written Consent ✘ Please vote AGAINST the non-binding stockholder proposal requesting written consent ● Stockholder proposal would not protect against lack of transparency, lack of notice to all stockholders, incomplete dissemination of information and lacks safeguards against abuse and disruption by small minority stockholders in the written consent process 7 Stockholder Proposal Requesting the Company Issue a Climate Transition Report ✘ Please vote AGAINST the non-binding stockholder proposal requesting the Company issue a climate transition report ● The Company’s 2020 Annual Sustainability Report contains robust information about the Company’s GHG emissions, resource usage and sustainability goals and metrics 8 Stockholder Proposal Requesting the Company Hold Annual Advisory Stockholder Vote on Company’s Climate Policies and Strategies ✘ Please vote AGAINST the non-binding stockholder proposal requesting the Company hold an annual advisory stockholder vote on the Company’s climate policies and strategies ● Company recognizes importance of environmental and climate-change related issues and is committed to reducing its carbon footprint and promoting sustainable tourism practices by its partners and customers

Appendix: Non-GAAP Financial Information 27

28 Appendix: Unaudited Reconciliation of GAAP to Non-GAAP Financial Information (figures in millions) Note: Figures may not sum due to rounding.

29 Appendix: Unaudited Reconciliation of GAAP to Non-GAAP Financial Information (a) Favorable adjustment to OpenTable’s loyalty program liability related to changes introduced in the 1st quarter of 2018 to the program and is excluded from Net income to calculate Adjusted EBITDA. (b) Adjustments related to prior period net travel transaction tax charge (benefit) including estimated interest and penalties, where applicable, which are recorded in General and administrative expense. Interest income was recorded related to a favorable ruling for the twelve months ended December 31, 2018 and is included in Other income (expense), net. These adjustments are excluded from Net income to calculate Adjusted EBITDA. (c) Adjustment to correct an immaterial error related to the nonpayment of prior-period wage-related tax on compensation paid to certain highly-compensated former employees in the year of separation, which is recorded in Personnel expenses and is excluded from Net income to calculate Non-GAAP Net Income and Adjusted EBITDA. (d) Adjustment for patent litigation settlement expense which is recorded in General and administrative expense and is excluded from Net income to calculate Adjusted EBITDA. (e) Amounts are excluded from Net income to calculate Adjusted EBITDA. (f) Impairment of goodwill related to our OpenTable and KAYAK reporting unit in 2020 and our OpenTable reporting unit in 2016, which are recorded in Operating expenses and are excluded from Net income to calculate Non-GAAP Net income and Adjusted EBITDA. (g) Loss on early extinguishment of debt is recorded in Other income (expense), net and is excluded from Net income to calculate Adjusted EBITDA. (h) Adjustment for foreign currency transaction losses or gains on our Euro-denominated debt that is not designated as a hedging instrument for accounting purposes is recorded in Other income (expense), net and excluded from Net Income to calculate Non-GAAP Net income and Adjusted EBITDA. (i) Net gains or losses on marketable equity securities are recorded in Other income (expense), net and are excluded from Net income to calculate Non-GAAP Net income and Adjusted EBITDA. (j) Impairment of investment in Didi Chuxing equity securities in 2020 and impairment of investments, principally related to our investment in Hotel Urbano in 2016, are recorded in Other income (expense), net, and are excluded from Net Income to calculate Non-GAAP Net income and Adjusted EBITDA. For a more detailed discussion of the adjustments described above, please see our earnings press release for the relevant period, including the section under the heading “Non-GAAP Financial Measures” which provides a definition and information about the use of non-GAAP financial measures.

30 Appendix: Unaudited Reconciliation of GAAP to Non-GAAP Financial Information (figures in millions) Note: Figures may not sum due to rounding. (k) Additions to property and equipment and the acquisition of land-use rights are included in the calculation of Free cash flow.